UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): June 11, 2019

INSPIRED ENTERTAINMENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36689	47-1025534
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

250 West 57th Street, Suite 2223 New York, New York	10107
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (646) 565-3861

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	INSE	The NASDAQ Stock Market LLC
Preferred Stock Purchase Rights		The NASDAQ Stock Market LLC

Item 1.01	Entry into a Material Definitive Agreement

Share Purchase Agreement

On June 11, 2019, Inspired Entertainment, Inc., a Delaware corporation (“Inspired”), announced that Inspired Gaming (UK) Limited, a private limited liability company incorporated under the laws of England and Wales and an indirect wholly-owned subsidiary of Inspired (the “Buyer”), had entered into a Share Purchase Agreement (the “SPA”) with Novomatic UK Ltd., a private limited liability company incorporated under the laws of England and Wales (the “Seller”), pursuant to which the Buyer agreed to purchase from the Seller (i) all of the outstanding equity interests of each of (a) Astra Games Ltd., a private limited liability company incorporated under the laws of England and Wales (“Astra”), (b) Bell-Fruit Group Limited, a private limited liability company incorporated under the laws of England and Wales, (c) Gamestec Leisure Limited, a private limited liability company incorporated under the laws of England and Wales, (d) Harlequin Gaming Limited, a private limited liability company incorporated under the laws of England and Wales, and (e) Playnation Limited, a private limited liability company incorporated under the laws of England and Wales, and (ii) 60% of the outstanding equity interests of Innov8 Gaming Limited, a private limited liability company incorporated under the laws of England and Wales (the entities described in clauses (i) and (ii), together with certain of their subsidiaries, the “Acquired Companies” and the transactions contemplated by the SPA, the “Acquisition”). The Acquired Companies comprise the Seller’s Gaming Technology Group.

Pursuant to the terms of the SPA, the Buyer will pay to the Seller a base purchase price of €106,185,293 in cash, subject to customary purchase price adjustments related to the Acquired Companies’ cash, debt, net working capital and transaction expenses.

Consummation of the Acquisition is subject to the satisfaction of certain closing conditions, including, among others: (i) no event or circumstance (or combination thereof) occurring (a) on or after the date of the SPA or (b) before the date of the SPA and which would have constituted a breach of certain of Seller’s representations and warranties but which the Buyer was not aware of, which (in each case) is, or is reasonably likely to be materially adverse (i.e., being of a value of at least 20% of the Acquired Companies’ 2018 revenue after taking into account certain adjustments) to the business, operations, assets, liabilities or financial condition, results or prospects of the Acquired Companies and their subsidiaries taken as a whole, taking into account only events or circumstances to the extent that they have a disproportionate effect on the Acquired Companies and their subsidiaries compared to other participants in the industries in which the Acquired Companies operate (a “material adverse change”) and (ii) the occurrence of any of the following by March 11, 2020: confirmation from the UK Competition and Markets Authority (the “CMA”) that it does not intend to launch a merger inquiry where the CMA does launch a Phase 1 merger inquiry, determination by the CMA that it is not under a duty to refer the Acquisition to an in-depth investigation (a “Phase 2 Reference”); the Buyer receiving confirmation there will not be a Phase 2 Reference following acceptance by the CMA of undertakings proposed by the Buyer; or where the CMA launches a Phase 2 reference, the Buyer receiving written confirmation from the CMA that the Acquisition is not expected to result in a substantial lessening of competition (the “Competition Condition”).

The SPA contains customary representations and warranties and covenants of the Seller regarding it and the Acquired Companies. From the date of the SPA until the closing of the Acquisition, the Seller is required to operate the Acquired Companies’ business in the ordinary course and to comply with certain covenants regarding the operation of the business. The Buyer and the Seller have also agreed not to solicit each other’s employees or encourage any employee of the other company to terminate their employment with such company for 12 months following the closing of the Acquisition.

The SPA will automatically terminate (i) in the event of a material adverse change or (ii) if the Competition Condition has not been satisfied by March 11, 2020.

At or prior to the closing of the Acquisition, Astra will transfer to Novomatic Gaming UK Limited, a private limited liability company incorporated under the laws of England and Wales and a wholly-owned subsidiary of the Seller (the “Seller Sub”), assets to the extent related to its casino operations. In addition, the SPA contemplates the execution of certain ancillary agreements, including:

●	a Supply of Services Agreement between (1) the Seller Sub and (2) Astra, pursuant to which Astra would provide services relating to the assembly, configuration, design, inspection, labelling and testing of product and the configuration of software to the Seller Sub for five years following completion;

●	a Spare Parts Supply Agreement between (1) the Seller Sub and (2) Astra pursuant to which Astra would provide a white label spare parts service to the Seller Sub for its customers for five years following completion;

●	a Transitional Services Agreement between (1) the Seller Sub and (2) Astra pursuant to which the Seller Sub would provide to Astra certain administrative and other services for a limited period of time following completion (to be agreed between the parties);

●	a Trade Mark License Agreement between (1) Novomatic AG and (2) Astra, pursuant to which Novomatic would grant to Astra an exclusive, perpetual, royalty-free license to certain trademarks (also to two non-exclusive trademarks);

●	an IP Licensing Agreement for Jointly-owned Games between (1) Novomatic AG and (2) Astra, pursuant to which each party would grant to the other certain exclusive and non-exclusive rights to certain games in UK gaming categories (mainly Category B3 and C); and

●	an IP Licensing Agreement for Novomatic AG Games between (1) Novomatic AG and (2) the Buyer, pursuant to which Novomatic would grant to the Buyer a non-exclusive license to certain Novomatic AG games for ten years in UK Licensed Betting Offices, Bingo and Motorway Services; and

●	an Aserve Hosting Agreement among (1) Novomatic AG, (2) the Seller and (3) Astra, relating to the incumbent Novomatic-supported Aserve Platform hosted by Astra pursuant to which Novomatic AG would agree to support the platform and transfer the know how to Astra and Astra would agree to host the platform for the casino business for one year. On expiry, Astra would obtain a copy of the source code materials for its own use;

The foregoing summary of the SPA and transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the SPA, which is filed as Exhibit 2.1 hereto and incorporated herein by reference. The SPA has been filed to provide investors and security holders with information regarding its terms and conditions. It is not intended to provide any other information about Inspired, the Acquired Companies, the Seller or the Buyer. The SPA contains representations, warranties and covenants of the parties thereto made to and solely for the benefit of each other, and such representations, warranties and covenants may be subject to materiality and other qualifiers applicable to the contracting parties that differ from those that may be viewed as material to investors. The assertions embodied in those representations, warranties and covenants are qualified by information in a confidential disclosure letter that the Seller delivered in connection with the execution of the SPA and were made as of the date of the SPA and as of the closing of the Acquisition, except those made as of a specified date. Accordingly, investors and security holders should not rely on the representations, warranties and covenants as characterizations of the actual state of facts. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the SPA, which subsequent information may or may not be fully reflected in Inspired’s public disclosures.

Commitment Letter

In connection with the Acquisition, Gaming Acquisitions Limited (“GAL”), an indirect wholly-owned subsidiary of Inspired, entered into a commitment letter (the “Commitment Letter”) with Nomura International plc (“Nomura”) and Macquarie Corporate Holdings Pty Limited (UK Branch) (“Macquarie UK”) as arrangers and/or bookrunners (the “Arrangers”), pursuant to which the Arrangers, subject to the satisfaction or waiver of certain conditions specified in the Commitment Letter (usual and customary for financing of this type), have committed to provide debt financing for the purposes of funding (i) the cash consideration to be paid for the Acquisition, as contemplated by the SPA, (ii) the refinancing of certain existing indebtedness of Inspired and its subsidiaries and (iii) related fees and expenses, which debt financing consists of (i) a term loan, comprised of (a) a sterling tranche of approximately £140 million and (b) a euro tranche of approximately €90 million, each of which would be borrowed by GAL and (ii) a revolving credit facility of approximately £20 million, under which both GAL and Inspired UK would be able to draw funds (the “Financing”).

The foregoing summary of the Commitment Letter and the Financing does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Commitment Letter, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Certain Relationships

In connection with Inspired’s execution of that certain Note Purchase Agreement, dated August 13, 2018, by and among GAL, Inspired and certain of its subsidiaries (the “Note Purchase Agreement”), Nomura has provided GAL with a three-year, fixed rate, cross-currency swap, which swaps the principal and interest payments payable in US Dollars under the Note Purchase Agreement to Euros (EUR), in part, and Pounds Sterling, in part. Nomura is also providing financial advice and assistance to Inspired in connection with the Acquisition for a nominal fee.

Macquarie Group Limited, an affiliate of Macquarie UK (“Macquarie”), holds, directly or indirectly, over 16% of the outstanding shares of Inspired common stock, including one million shares subject to warrants or options exercisable within 60 days. Pursuant to a Stockholders Agreement, dated December 23, 2016, by and among Inspired, Hydra Industries Sponsor LLC (the “Hydra Sponsor”), MIHI LLC, an affiliate of Macquarie, and certain other parties, (i) MIHI and the Hydra Sponsor are permitted to jointly designate two directors to the board of directors of Inspired and (ii) MIHI is permitted to designate one non-voting observer to attend all meetings of the board of directors of Inspired.

Item 7.01   Regulation FD Disclosure

On June 11, 2019, the Buyer issued a press release announcing entry into the SPA. A copy of the press release issued is furnished as Exhibit 99.1 hereto and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.

2.1*	Share Purchase Agreement, dated June 11, 2019, by and between Inspired Gaming (UK) Limited and Novomatic UK Ltd.

10.1	Commitment Letter, dated June 11, 2019, by and among Gaming Acquisitions Limited, Nomura International plc and Macquarie Corporate Holdings Pty Limited (UK Branch).

99.1	Press release, dated June 11, 2019.

*	Schedules have been omitted pursuant to Item 601(b)(2)(ii) of Regulation S-K. A copy of any omitted schedule will be furnished supplementally to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: June 11, 2019

INSPIRED ENTERTAINMENT, INC.

By:	/s/ A. Lorne Weil
Name: A. Lorne Weil Title: Executive Chairman

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